Exhibit (a)(5)(iii)

AngloGold Ashanti Holdings plc Announces

Results of Cash Tender Offer for Any and All of the 3.50% Guaranteed Convertible Bonds Due 2014 of

AngloGold Ashanti Holdings Finance plc

Contact:
Tracy Garrett
+44 1624 697 280

Douglas, Isle of Man — August 22, 2013 — AngloGold Ashanti Holdings plc (the “Company”) today announced the final results of its tender offer for any and all of the outstanding 3.50% Guaranteed Convertible Bonds Due 2014 (CUSIP/ISIN Nos. 03512QAA5 / US03512QAA58 and G03791AA1 /  XS0430548056) (the “Bonds”) of AngloGold Ashanti Holdings Finance plc, which expired at 11:59 p.m., New York City time, on Wednesday, August 21, 2013.

The Company has accepted for purchase $725,900,000 in aggregate principal amount of Bonds, at a purchase price of $1,015 for each $1,000 principal amount of such Bonds validly tendered and not validly withdrawn, plus accrued and unpaid interest on such Bonds up to, but excluding, the settlement date of the Offer, for an aggregate cost of $743,210,698.38.  Following the completion of the tender offer and the cancellation of Bonds that were validly tendered and not validly withdrawn, $6,600,000 in aggregate principal amount of Bonds will remain outstanding.  AngloGold Ashanti Holdings Finance plc currently intends to redeem the remaining outstanding Bonds at their principal amount, together with accrued interest on such Bonds up to, but excluding, the redemption date, following the completion of the tender offer.

The settlement date for the tender offer is expected to be August 23, 2013.

The tender offer was made pursuant to the Offer to Purchase, dated July 25, 2013, as amended on August 1, 2013, August 6, 2013 and August 15, 2013 (as amended, the “Offer to Purchase”), that was filed as an exhibit to the Schedule TO filed with the Securities and Exchange Commission on July 25, 2013, as amended on August 1, 2013, August 6, 2013 and August 15, 2013.

Global Bondholder Services Corporation was the Depositary and Information Agent, and Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and Goldman, Sachs & Co. were the Dealer Managers in connection with the tender offer. All inquiries about the tender offer should be directed to Global Bondholder Services Corporation, Citigroup Global Markets Inc., Deutsche Bank Securities Inc. or Goldman, Sachs & Co. at the telephone numbers listed below:

The Depositary:

Global Bondholder Services Corporation

By Regular, Registered or Certified Mail; Hand or Overnight Delivery: Global Bondholder Services Corporation 65 Broadway — Suite 404 New York, New York 10006 Attention: Corporate Actions	By Facsimile Transmission: 212-430-3775 (for eligible institutions only) Attention: Corporate Actions To confirm receipt of facsimile by telephone: 212-430-3774	Banks and Brokers Call Collect: 212-430-3774 All Others Call Toll Free: +1-866-470-3900

The Information Agent:

Global Bondholder Services Corporation

65 Broadway — Suite 404

New York, New York 10006

Attention:  Corporate Actions

Banks and Brokers Call:  212-430-3774

Call Toll Free: +1-866-470-3900

Email: contact@gbsc-usa.com

The Dealer Managers for the Offer are:

Citigroup Global Markets Inc.	Deutsche Bank Securities Inc.	Goldman, Sachs & Co.
390 Greenwich Street, 1st Floor New York, New York 10013 United States of America Attention: Liability Management Group	60 Wall Street New York, New York 10005 United States of America Attention: Liability Management Group	200 West Street New York, New York 10282 United States of America Attention: Liability Management Group

Toll Free (US): +1-800-558-3745	Toll-free (US): +1-855-287-1922	Toll Free (US): +1-800-828-3182
Collect (US): +1-212-723-6106	Collect (US): +1-212-250-7527	Collect (US): +1-212-902-6941
Europe: +44-20-7986-8969	Telephone (Europe): +44-20-7545-8011	Europe: +44-20-7774-9862
Email: liabilitymanagement.europe@citi.com	Email (Europe): liability.management@db.com	Email (Europe): liabilitymanagement.eu@gs.com

Forward Looking Statements

Certain statements contained in this news release, other than statements of historical fact, including, without limitation, those concerning the economic outlook for the gold mining industry, expectations regarding gold prices, production, cash costs and other operating results, return on equity, productivity improvements, growth prospects and outlook of the Company and its affiliates’ operations, individually or in the aggregate, including the achievement of project milestones, the completion and commencement of commercial operations of certain of the Company and its affiliates’ exploration and production projects and the completion of acquisitions and dispositions, the Company and its affiliates’ liquidity and capital resources, the results of financing transactions and capital expenditures and the outcome and consequence of any potential or pending litigation or regulatory proceedings or environmental issues, are forward-looking statements regarding the Company and its affiliates’ operations, economic performance and financial condition.

These forward-looking statements or forecasts involve known and unknown risks, uncertainties and other factors that may cause the Company and its affiliates’ actual results, performance or achievements to differ materially from the anticipated results, performance or achievements expressed or implied in these forward-looking statements. Although the Company and its affiliates believe that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. Accordingly, results and forecasts could differ materially from those set out in the forward-looking statements as a result of, among other factors, changes in economic, social and political and market conditions, success of business and operating initiative, changes in the regulatory environment and other government actions, including environmental approval, fluctuations in gold prices and exchange rates, the outcome of pending or future litigation proceedings and business and operational risk management and other factors as determined in “Risk factors” in the Company’s Prospectus Supplement filed with the SEC on July 26, 2013.  These factors are not necessarily all of the important factors that could cause the Company or its affiliates’ actual results to differ materially from those expressed in any forward-looking statements. Other unknown or unpredictable factors could also have material adverse effects on future results. Consequently, readers are cautioned not to place undue reliance on forward-looking statements.

Neither the Company nor any of its affiliates undertake any obligation to update publicly or release any revisions to these forward-looking statements to events or circumstances after the date of the Offer to Purchase or to reflect the occurrence of unanticipated events, except to the extent required by applicable law. All subsequent written or oral forward-looking statements attributable to the Company or its affiliates or any person acting on its behalf are qualified by the cautionary statements herein.